Final Transcript

Conference Call Transcript

XIDE — Q2 2005 Exide Earnings Conference Call

Event Date/Time: Nov. 16. 2004 / 9:00AM ET
Event Duration: N/A

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

CORPORATE PARTICIPANTS

Craig Muhlhauser
Exide Technologies - President, CEO

Tim Gargaro
Exide Technologies - CFO

Ian Harvie
Exide Technologies - VP, Controller

Stuart Kupinsky
Exide Technologies - General Counsel

CONFERENCE CALL PARTICIPANTS

(Names omitted)

TRANSCRIPT

Operator

     Good morning and welcome to Exide Technologies second-quarter and six months of fiscal 2005 earnings conference call. My name is Jackie and I will be your conference facilitator today. Exide’s earnings release can be found on the Company’s Website www.exide.com. If you would like a copy faxed or e-mailed to you please call Gillian Angstadt at The Abernathy MacGregor Group 212-371-5999. Following opening remarks from Exide’s management there will be a question-and-answer session. (OPERATOR INSTRUCTIONS). This call is being recorded and is copyrighted. Please note that it cannot be recorded, transcribed or rebroadcast without Exide’s permission. Your participation implies consent to our recording of this call. If you do not agree with these terms, simply drop off the line. I would now like to turn the presentation over to your host for today’s call, Mr. Craig Muhlhauser, President and Chief Executive Officer of Exide. Please go ahead sir.

Craig Muhlhauser - Exide Technologies - President, CEO

     Thank you Jackie and good morning everyone and thank you for joining us today as we discuss our financial results for the second quarter of fiscal 2005. Joining the today on the call are Tim Gargaro our Chief Financial Officer; Stuart Kupinsky our General Counsel; Ian Harvie our VP Controller; Nick Iuanow our VP and Treasurer; and Jan Jones our EVP of HR. Let me remind you that certain statements on this call may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual or expected results of the Company to be materially different from any results expressed or implied by such forward-looking statements. These factors are enumerated in further detail in the Company’s most recent Form 10-Q, filed yesterday with the U.S. Securities and Exchange Commission.

Our remarks today will cover financial results and business operations for the period ending September 30, 2004. I would like to begin by updating you on the consolidated financial results, the market environment and business operations during the second quarter and first half of fiscal 2005. As with the first quarter of fiscal 2005, our second quarter financial results were affected by two primary factors. Fresh Start accounting adjustments and the continued escalation in commodity prices - especially lead, our number one commodity.

Lead, which constitutes approximately one-third of the Company’s cost of goods sold, rose to an average of €763 or $932 per metric tonne for the second quarter of fiscal 2005 versus the prior year second-quarter average of €454 or $511 per metric tonne. That is

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XIDE - Q2 2005 Exide Earnings Conference Call

nearly a 70 percent increase. The average London Metals Exchange price for lead in the first quarter of fiscal 2005 was €673 or $811 per metric tonne versus €402 or $456 per metric tonne in the first quarter of fiscal 2004.

Battery manufacturers typically hedge some of their lead requirements on a forward basis. During the period of our bankruptcy and given the delay in our emergence until May of this year, Exide was unable to work with counterparties at acceptable terms, thus preventing us from hedging any of our exposure to lead, either through long-term contracts with suppliers or financial hedges on the LME. As a result, the Company believes it has operated at a competitive disadvantage with respect to third party lead purchases since the dramatic escalation in prices began approximately 12 months ago.

In the face of these challenges, the Company continues to implement programs to help mitigate the impact of higher and volatile lead prices on both segments of our business. The Company’s initiatives for reducing the impact of lead on earnings and cash flow includes selective pricing actions, programs to secure higher return rates on spent batteries from customers, additional cost reduction actions and hedging strategies. Because of the timing of these actions as well as the lags associated with lead escalators and surcharge mechanisms, the incremental EBITDAR benefits from these initiatives are expected to occur in the second half of 2005 fiscal year.

Due to the Company’s inability to hedge lead prior to emergence and despite the pricing and cost reduction initiatives implemented during the quarter, the Company was only able to offset 30 to 40 percent of the approximately $40 million adverse cost impact due to lead price increases this quarter.

We’ll discuss lead in more detail later in the call.

Now I’d like to briefly summarize the financial results for the second quarter of fiscal 2005. Consolidated net loss for the second quarter of fiscal 2005, including Fresh Start accounting adjustments and restructuring costs was $17.1 million compared to $15.7 million in the second quarter of 2004. The net loss before Fresh Start accounting adjustments and restructuring costs was $22.7 million compared to a net income of $4.8 million in the second quarter of fiscal 2004. Consolidated net sales for the second quarter of fiscal 2005 rose 8.5 percent to $637.6 million from $587.4 million in the second quarter of fiscal 2004. Quarterly net sales benefited from favorable currency exchange rates compared to prior year and the effect of the Company’s pricing actions. Transportation volumes were relatively flat year-on-year while Motive Power sector of our industrial energy business showed robust growth.

Later in the conference call I will update you on the Company’s restructuring and strategic growth initiatives and to share some operational highlights from the second quarter. But, first I’d like to introduce Tim Gargaro who recently joined Exide as the Executive Vice President and Chief Financial Officer. Tim brings a wealth of financial and operational experience and I’m very pleased to have him as a member of the team at Exide. I would also like to thank Ian Harvie for serving as interim CFO, as Ian has returned to his previous role as Vice President and Controller. Tim will now review in more detail the overall second quarter financial results and the Company’s performance by business segment.

     Tim Gargaro - Exide Technologies - CFO

     Thank you Craig. I’m very excited to join Exide at this time in the Company’s development. I’m most impressed with the quality of the people, the products and the technology I’ve seen already and I am confident we will be able to build on Exide’s history of innovation and industry leadership. Now let me mention just a few things before I take you through the numbers.

As we pointed out last quarter, results since our emergence from bankruptcy reflect the implementation of Fresh Start accounting. This can be reviewed in more detail in the Company’s 10-Q filings. As the Company has said in the past, we use EBITDAR as a key measure of our operational financial performance. This measure underlies our operational performance and excludes the nonrecurring impact of our current restructuring actions. EBITDAR is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our EBITDAR definition also adjusts reported earnings for losses from discounts on sales of Accounts Receivable, the effect of noncash currency remeasurement gains or losses, the noncash gain or loss from revaluation of the Company’s warrants liability and noncash gains or losses on asset sales. I encourage you to refer to our Website for a reconciliation of EBITDAR to income reported under Generally Accepted Accounting Principles. With that introduction, let me move on to our results.

EBITDAR for the second quarter was 21.5 million compared to 46.7 million in the prior year period. As Craig mentioned earlier, EBITDAR for the quarter was primarily impacted by higher average lead prices. In fact, excluding lead, the Company’s results would have been ahead of last year. Compared to the first quarter the impact of lead on our performance was also more pronounced as average lead costs moved from €673 or $811 to €763 or $932 per metric tonne - and in addition, downtime at our North American smelters, shortages from a supplier strike and our own production requirements caused Exide to purchase approximately 9000 tons of lead at LME price levels to meet our needs in North America. Our results were also negatively impacted by cost increases for steel, tin and other premium metals in the market. EBITDAR for the first half was 47.3 million compared to 75.4 million in the same period of fiscal 2004, driven primarily by the impact of higher lead costs of approximately 65 million.

     Now I will break out the Company’s financial performance by business segment, beginning with our transportation business unit.

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XIDE — Q2 2005 Exide Earnings Conference Call

The transportation business reported net sales of $404.4 million for the second quarter 2005, a 9.1 percent increase compared to $370.6 million for the same quarter of 2004. The increase was largely due to favorable currency exchange rates, higher average selling prices and higher third party lead sales in the smelters. Transportation EBITDAR in the second quarter of 2005 was $29.5 million compared to $50.8 million in the second quarter of fiscal 2004, attributable to higher commodity costs and smelter inefficiencies in North America. That decrease was offset partially by higher average selling prices and margin benefits from third party lead sales. Transportation unit volumes were essentially flat for the quarter compared to last year. Transportation revenues in North America increased slightly due to higher unit volumes principally in the original equipment channel and higher average selling prices, while European volumes declined in the aftermarket and export channels. European selling prices for the second quarter of fiscal 2005 were higher than the second quarter of 2004 primarily due to lead-related pricing adjustments.

The transportation business reported net sales of $782.2 million for the first half of 2005, a 7.5 percent increase compared to $727.9 million in the first half of fiscal 2004. Favorable currency exchange and the effect of lead pricing adjustments were the primary drivers of the increased transportation sales. Transportation EBITDAR in the first half of fiscal 2005 was $59.6 million compared to $86.3 million in the same period last year. The Company’s transportation segment secured several significant new business wins and renewed contracts in both the OEM and aftermarket segments during the quarter, offsetting business that we lost with some smaller customers and providing Exide with firm footing in some very important transportation markets. One existing OEM customer in North America has contracted Exide to provide 280,000 units annually beginning in late 2006 which will increase our market share with this customer by 10 percent. In addition, we will provide a second and new OEM customer in North America with approximately 250,000 units annually beginning in early 2006. In Latin America, we’ve been awarded more than 300,000 units of new orders from customers in Mexico, the Dominican Republic and Peru. And in Europe, we have renewed contracts with two current OEM customers which will enable the Company to grow its share of business with them by 10 percent and 25 percent respectively. Deliveries to those two customers will begin with start-up production during the first two quarters of calendar 2005 with additional phasing during 2006 and 2007. We also began shipments of our new Excell product range to two of Germany’s largest wholesaling groups with an estimated combined volume of 300,000 units.

Turning now to our Industrial Energy business, net sales for the second quarter of fiscal 2005 were $233.2 million, a 7.6 percent increase compared to $216.8 million for the same period of 2004, driven largely by higher Motive Power volumes in North America and Europe. Those gains, however, were partially offset by lower telecommunication market volumes and competitive pricing pressures within both the original equipment and aftermarket channels. The Industrial Energy business reported EBITDAR for the second quarter 2005 of $16 million compared to $22.8 million in the second quarter of the previous fiscal year. While benefiting from a very strong Motive Power market, Industrial Energy EBITDAR results declined, though to a lesser extent than our transportation business, as a result of unrecovered lead costs and lower Network Power volumes. During the first half of fiscal 2005, net sales for our Industrial Energy business were $467.9 million, a 5.4 percent increase compared to $444.1 million for the same period of 2004. The Industrial Energy business reported EBITDAR for the first half of fiscal 2005 of $39.8 million compared to $45.5 million in the same period last year. This performance, in light of the lead challenges was driven largely by momentum in the Motive Power market, were our Industrial Energy business segment signed a number of new contracts and renewed business with blue-chip customers across a range of end-markets including Bombardier, BHP Billiton, BP Solar, Telecom Austria, Siemens, Toyota, Tesco, and others in the automotive, telecommunications, retail and airline industries. Our order book is very strong for the next quarter in this very important part of our business.

The North American Motive Power market continues to strengthen. We have just completed the first part of a multi-phase capacity expansion in our primary motive power manufacturing facility in Kansas City to meet increasing demand. In addition, we have opened a new distribution center near the Kansas City plant that allows us to reduce inventory, lower distribution costs and improve customer service. The North American Network Power market, while stable remains price competitive. During the quarter, we signed and launched an exclusive aftermarket fork lift battery supply program with Toyota via its Starlift part supply program. Toyota is one of the largest lift truck OEMs in the United States with over 100 dealer locations and Exide is the exclusive supplier for this program. We also continue to maintain a strong presence in the railroad segment signing contracts with General Electric and Burlington Northern Santa Fe Railway for diesel starting and a five-year agreement with Union Pacific for signal applications. In the wireless market, we acquired a new of key new customer Iusacell in Mexico for both product and service. The forklift market in Europe continued to grow in the quarter and orders from Motive Power batteries were strong in Western Europe. Network Power markets in Europe are down slightly, though exports to Eastern Europe and Asia have shown strong growth as infrastructure investment continues in telecommunications and power generation. Price competition in the Network Power market remains intense and Internet e-bidding is becoming more evident in this sector.

Now let me talk little bit about the balance sheet and our cash flow. Our total debt at September 30, 2004 was $569 million as compared to $555.6 million at June 30, 2004. The net debt position at September 30, 2004 was $541.7 million compared to $512.7 million at June 30, 2004. The increase in net debt is due principally to the impact of higher lead prices and working capital requirements. We’re working aggressively to improve liquidity and drive down

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

working capital, despite the higher lead costs and higher advisory fees that resulted from the delayed emergence from Chapter 11. Capital expenditures in the second quarter of fiscal 2005 were $17.7 million compared to $14.4 million in the same period last year. Year-to-date capital expenditures were $33.2 million. Including the impact of the strong Euro we forecast approximately $65 million in total CapEx for 2005. We used cash in operating activities of approximately $13.3 million in the second quarter of 2005. This compares to cash flows provided by operating activities of $36.9 million in the second quarter of fiscal 2004. Comparative cash flows were negatively impacted by the effect of higher lead costs and the resulting impact on the Company’s results and working capital requirements. While higher lead costs have driven up inventories by approximately $30 million, year-on-year, we continue to drive down our days on hand of inventory. Cash flows were also impacted during the first half by restructuring costs and advisory fees associated with the Company’s reorganization, amounting to approximately $30 million. Year-to-date cash used in operating activities was $36.3 million versus cash flows generated at $26.3 million in fiscal 2004.

Another important development is that the Company has received a preliminary determination that the Internal Revenue Service will approve our pension funding waiver, reversing a previous ruling to deny our pension funding waiver. The waivers for 2003 and 2004 will defer approximately $50 million of pension contributions over the next five years, subject to a satisfactory second lien collateral arrangement and an undertaking to make subsequent payments when they come due.

Earlier this month, we obtained amendments to certain financial covenants with respect to EBITDAR and leverage contained in our credit agreement, necessitated by the dramatic increase in lead costs and the resulting adverse effect on our financial performance. Although, there can be no assurances, we believe that taking into account these amendments and based upon our updated financial forecasts and plans, we will comply with these covenants for the foreseeable future.

There is one last item I would like to note. On September 24, we had a fire at one of our manufacturing plants in Europe. While damage to the facility was contained, we expect to experience disruption to certain of our business operations and activities as production capacity is restored and is diverted to alternative sites. We expect that the financial impact of such business disruptions will be substantially recovered through insurance coverage. And now, I’d like to turn the call back to Craig.

     Craig Muhlhauser - Exide Technologies - President, CEO

     Thanks Tim. Those of you on this call have probably noticed by now that lead is a recurring theme and for good reason. But for the dramatic increase in lead prices over the last year, the Company would have been ahead of prior year results. Yet despite the difficult commodity price environment we face, the Company has continued to make significant progress in the five key operational initiatives outlined during our first quarter conference call.

First, our European restructuring program has been successfully implemented with the closure of manufacturing plants in Malpica, Spain; Weiden, Germany, and Casalnuovo, Italy and related transfers of production to other Exide facilities in Europe. In addition, our cost reduction programs for the first half are on schedule with continued progress on headcount reductions, lean manufacturing initiatives and control of overhead spending generating approximately $20 million in cost savings year-on-year. We’re also continuing to develop plans for further cost reductions and productivity improvements in manufacturing, logistics, and purchasing in both North America and Europe.

The second major initiative involves actions to minimize the impact of lead price increases and volatility on our operating earnings and cash flow. As previously indicated, the Company worked to offset the impact of lead through base price increases in automatic lead escalators. Because of the timing of these pricing actions and lags associated with cost recovery through escalators and surcharges, the benefits in the second quarter were lower than we anticipated. However, we are now well-positioned to reap the financial benefits of these pricing initiatives and we expect the impact to be more significant in our second half. In addition, efforts to increase our North American and European smelter output are underway. In fact, the Company achieved record production in its North American smelters during the month of October.

For our third initiative, the Company continues to improve operating cash flow by reducing our cash conversion cycle with the primary emphasis on our European operations. Through the first half, the higher cost of lead has had an approximate $30 million negative impact on working capital when compared to prior year. Operationally, however, all of our business units worldwide achieved year-over-year improvements in DSO and DOH after adjusting for the impact of higher lead prices. In addition, we continue to pursue the sale of noncore assets including real estate which generated net proceeds of approximately $13 million in the first half of fiscal 2005. We continue to evaluate opportunities to sell assets and business operations which will help support new capital investment opportunities and restructuring efforts that offer higher returns for the business and our shareholders.

Fourth, as we discussed last quarter, we continue to accelerate our efforts to further reduce costs, improve quality and improve service and delivery to our customers. We have initiated additional headcount reductions where appropriate and they will be completed by the end of this fiscal year. Further cost reduction and productivity improvements in manufacturing, logistics and purchasing have also been identified and specific plans are in development for both North America and Europe. Our progress in this area is also demonstrated by the awards and certifications we received for our quality and service during the quarter. Among

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XIDE — Q2 2005 Exide Earnings Conference Call

them, our five North American smelters received their ISO 9000 certification during the quarter. The Manchester facility in Iowa received a partner status supplier rating from John Deere. Our Poznan plant in Poland received Toyota production approval for Toyota Production in the Czech Republic. Exide Australia was nominated as supplier of the year to Kmart Australia in the do-it-yourself category. For the second year in a row it was named one of the company’s top 10 suppliers in 2004. Our Castanheira facility in Portugal received approvals from the British Nuclear Power Agency and the Lille plant in France received approvals from the French nuclear power agencies.

And finally, Exide was named the preferred global battery supplier for Temot and Aftermarket Auto Parts Alliance which is one of the largest automotive aftermarket wholesalers in Europe and North America.

The fifth initiative involves our efforts to secure new business with both current and new customers and to launch new products and services. As Tim described earlier our transportation business has won several significant OEM contracts and our global Motive Power business has experienced double-digit demand over the last year, driven by the strong demand for our tubular technology. In our industrial energy business, some recent new product developments include a recently launched range of flooded 6-volt and 12-volt tubular block batteries targeted at North American transmission and distribution utility sector and the launch of our global Liberator concept, which now is based on our leading tubular technology and provides robust low-maintenance solutions for all material handling applications. Other product news includes the introduction of a new range of chargers for the North American market, developed and manufactured in Exide’s charger facility in Europe. And the European launch of the Pallet Pro battery which has been very successful in North America because it provides a modular low-maintenance valve-regulated solution for the growing warehouse truck market. And finally the introduction in Europe of a range of small high-frequency chargers. These compact and cost-effective plug and play products are ideal for use with small material handling applications and light traction applications. These also provide a compact cost effective plug-and-play product.

As we look to the second half of fiscal 2005 the Company is focused on cash generation and securing the pricing and volumes required to mitigate the higher commodity costs. We will continue to implement lead escalators and base price increases to meet the challenge of rising commodity costs. We’re now hedging lead in the futures market and aggressively pursuing spent battery returns in North America to further mitigate the impact of higher lead prices. In addition, we will continue to emphasize further productivity improvements and cost reductions to insure our future competitiveness.

As you know, the Exide Board of Directors recently announced that I will be stepping down from my role as President and CEO to pursue new opportunities. I will remain with the Company as the search for the new CEO continues to ensure a proper transition. It’s been a great pleasure to work with the men and women of this great company. Exide is the world’s leading supplier of lead acid batteries and I believe the Company is well-positioned to exploit its history of leadership and innovation and to deliver long-term shareholder value. I would now like to open the call to questions.

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QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Announces Questioner No. 1

     Questioner No. 1

     I have two questions. First is, you said in your release and also in the Q that you recovered 30 to 40 percent of higher lead costs via pricing and other actions. In Q1 I believe that number was 50 to 60 percent. So, I’m just curious as to why the recovery ratio had to decline in Q2?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Let me ask Ian Harvie to answer that question.

     Ian Harvie - Exide Technologies - VP, Controller

     There are two principle factors driving to that change in recovery .. In the first quarter the average lead cost was 675EUR metric ton or there abouts. In the second quarter, 765EUR metric ton. So clearly as the lead cost increased in the second quarter, we were not able or effective in passing further price increases above that level. The second piece is that, as Craig mentioned, in North America we had a pretty significant impact of having to buy lead on the LME rather than generating lead through our smelters, given some downtime and inefficiencies in the smelter during that period. I think the only other piece is as well as the LME, junk costs or the costs associated with collection and buying spent batteries on the outside began to increase more pronounced in the second quarter than it was in the fourth quarter of last year and the first quarter of this year. So they are really the three factors that drove that recovery to change.

     Questioner No. 1 cont’d

     The other question I have is that, I believe you said that volume in the transportation business overall was flat. And I think Johnson Controls in the same quarter was talking about a 10 percent unit volume growth. So, I’m just curious, is this is a market share issue for you guys?

     Craig Muhlhauser - Exide Technologies - President, CEO

     This is Craig Muhlhauser, we have not lost any customers or any significant market share in the second quarter or in the first half. I think you get into a mix issue - if you look at the relative mix, you would have seen strong OEM volume in the second quarter and you would see flat year-over-year aftermarket volume to slightly down - less than 2 percent - primarily driven by the fact that we’re going for price in the market. The other market that was significantly down for us during the quarter was the export volume in Europe, which was largely associated with the fact that we were not shipping products where there was a concern over the timeliness of the customers ability to pay. So it’s not a market share loss from an Exide standpoint. It could possibly be a mix issue because we have very strong OEM growth during the quarter and I think we - we also feel that the very slight share loss - but on an overall basis relatively small share loss with the small to medium-size customers that are refusing to accept our price increases.

Operator

     Announces Questioner No. 2

     Questioner No. 2

     Good morning, this will probably be a little bit lengthy, but given this is really the only forum with which to ask, let’s give it a shot. The first question would be in the calculation of EBITDAR I just want to make sure the banks and I guess equity holders understand how we’re supposed to calculate this figure. So maybe you could just walk through the second quarter EBITDAR calculation on a consolidated basis.

     Craig Muhlhauser - Exide Technologies - President, CEO

     Okay, let me ask Ian Harvie to take you through the second quarter calculation.

     Ian Harvie - Exide Technologies - VP, Controller

     Good morning, in terms of EBITDAR calculation on the Website, we’ve actually posted a reconciliation between net income as reported and EBITDAR. So that is on the Website. And that is split by business unit and on a consolidated basis, so I think that should help.

     Questioner No. 2 cont’d

     That would be the figure the banks would use in the credit calculations?

     Ian Harvie - Exide Technologies - VP, Controller

     The only difference in the bank credit calculation — there is some — I’ll call it tests period assumptions — at the beginning of

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XIDE - Q2 2005 Exide Earnings Conference Call

the year. And those test periods are set in accordance with the credit agreement.

     Questioner No. 2 cont’d

     Let’s see - okay, well I’ll get that from there. The second question would just deal with the amended credit agreement which you disclose as part of the 10-Q calculation. It looks as if the annualized amendment to the EBITDAR total numbers is off by only about 10 million a quarter. And if I’m doing my calculation right, you have generated about 47 million in first-half EBITDAR - I think that’s what you just announced. And your goal, or the bank’s credit demands, are 155 million beginning next March. So I guess would it be fair to say that your expectation for the business is about 100 million - 110 million or more in EBITDAR in the second half?

     Tim Gargaro - Exide Technologies - CFO

     Let me answer that. I think it’s not our objective to provide guidance, given the volatility of lead, which today is still trading upwards of €747 per metric ton. However we feel comfortable with the bank arrangements and the amendment that has been put in-place. And the relaxing that was done in the EBITDAR calculations was basically to provide us headroom for the volatility of lead, a world commodity that isn’t controllable by the management of the Company, except for hedging strategies and pricing actions which are under our day-to-day control. You can derive what you want from the covenant. But that’s our feeling.

     Questioner No. 2 cont’d

     Okay, so you do not share with the banks really any projections for them to try to work through an amendment?

     Tim Gargaro - Exide Technologies - CFO

     We have a shared with our bank group a model of what we think our forecast is for the remainder of the year. What I said was we’re not today providing guidance on that. But you can deduct yourself from the numbers as to what you think we would do.

     Questioner No. 2 cont’d

     Another question, a historical question in the Fresh Start accounting. Property plant and equipment was upwardly revised I think by north of 300 million back in the Fresh Start period. And I’m curious, what for those that were involved through that, what was the main reasoning for the upward revision in property plant and equipment. Which portion of the PP%E was sort of most upwardly revised?

     Ian Harvie - Exide Technologies - VP, Controller

     I can take that one - it’s Ian Harvie speaking. The original Fresh Start accounting base was driven by our plan of reorganization which was based upon an enterprise value of $1.5 billion and that was really the driver I will call it of that opening balance sheet.

     Questioner No. 2 cont’d

     I guess the question would be if I imagine all the components are valued or appraised somewhat independently and then the plug figure would be the goodwill. It’s odd that PP&E would be the plug figure.

     Ian Harvie - Exide Technologies - VP, Controller

     No, no, PP&E is that - we had outside appraisers that did appraisals of all our property plant and equipment and identified intangible assets such as customer relationships, tradenames and trademarks and goodwill as you say is the - I’ll call it the balance - out of that process. But we had independent appraisals supporting the allocation of that - I’ll call it enterprise value/reorganization value to our assets and liabilities.

     Questioner No. 2 cont’d

     Let me just maybe restate the question - what component of property plant and equipment was appraised so much higher than it was carried on the books back in March?

     Ian Harvie - Exide Technologies - VP, Controller

     I think it’s across the board in terms of land and buildings and machinery and equipment - all of them were up there.

     Craig Muhlhauser - Exide Technologies - President, CEO

If I could just — we’ve got a number people asking questions, so possibly you could get ahold of Nick and his team and we would be happy to have a — (Multiple Speakers)

     Questioner No. 2 cont’d

     Just on that basis, we’ve had a number of obviously — had a letter go back and forth and we’ve had calls in and to no avail. So, really this is the only forum. But I’ll get back in the queue and ask more later.

Operator

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

     Announces Questioner No. 3

     Questioner No. 3

     Just a question - I know the Board is having a search for a new CEO. As a Board member currently, with the CEO vacant, does it make sense here to also assess strategic values and see if there’s another company that might want to buy Exide or a big part of Exide with the CEO spot vacant? That seems you could be a sitting target here for takeover and hire a banker also to field interest from the outside?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Well I think the Board is continuing to evaluate all the options to increase shareholder value. And as they do that, obviously, if other options became more promising from a value creation standpoint, I’m sure the Board would pursue that.

     Questioner No. 3 cont’d

     But at this point, does it make sense for the Board to actively engage an investment banker to solicit bids with the CEO’s spot empty and have the processes going concurrently?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Again, I think it would be premature to sort of speculate on that outcome. I think the Company is moving well on the operational front. Obviously we’re dealing with high commodity costs. But as part of the process, obviously, it represents an opportunity to review all the alternatives. And I’m sure that’s what we will do over the course of the next several months.

     Questioner No. 3 cont’d

     I hope that the next time the Board convenes, you could pass along the desire for that option to be a little further pursued concurrently with naming a new CEO.

     Craig Muhlhauser - Exide Technologies - President, CEO

     I certainly will. Thank you for your comment.

Operator

     Announces Questioner No. 4

     Questioner No. 4

     Good morning, can you guys just talk a little bit about how much you’re hedging now, what price, what percentage and what the thinking is hedging now going forward and how that — how your pricing compares to where the spot price is of lead?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Sure. Let me ask Ian Harvie to give you a brief summary of our lead hedging currently.

     Ian Harvie - Exide Technologies - VP, Controller

     Good morning, as Craig had mentioned earlier — and Tim, as we were sort of emerging from bankruptcy, we didn’t have any sort of hedging actions in place. I think I sort of make two starting comments. Because of our smelter operations in North America, we continue to have some sort of natural hedge through that process. Most of our requirement to buy lead on the open market are in Europe — and at this point in time, we are about one-third of our needs hedged for the second half.

     Questioner No. 4 cont’d

     And what kind of price level are you hedging at?

     Ian Harvie - Exide Technologies - VP, Controller

     I think on that average price, at this point time I would say it’s below the current market price. But I wouldn’t sort of comment specifically.

     Questioner No. 4 cont’d

     Okay, can you just explain to me the strategy of — your smelter strategy and why you’re smeltering for your competitors and what the benefits of that are? And what the opportunities going forward are to maybe doing more for yourself and ship over to Europe if possible?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Well in Europe, we do not do any smelting for outside suppliers. In the U.S., we do very limited tolling for our competition. A year ago when lead was trading at the $400 per ton level, that seemed to make sense, because we had some capacity available. Obviously when lead is trading at the 900 to $1000 level, we would love to be selling that lead into the LME. Those contracts largely begin to runoff toward the end of the calendar year. And our strategy is obviously to maximize the smelter output to utilize as much of the output as we can for our own operations and then to either sell the balance to

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

the LME or ship the balance to Europe to mitigate some of the lead exposure.

     Questioner No. 4 cont’d

     And the new business wins - what kind of contract provisions are included there to account for any volatility in your raw materials?

     Craig Muhlhauser - Exide Technologies - President, CEO

     They very good thing about the OEM business is the fact that lead escalators are part of those contracts.

     Questioner No. 4 cont’d

     As the current contracts are?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Yes.

     Questioner No. 4 cont’d

     In which we’re really not getting any relief.

     Craig Muhlhauser - Exide Technologies - President, CEO

     Well, we’re getting relief on what I’ll call the OEM segment of the business. However, we’re not getting any relief or very much relief on the aftermarket portion of the business which tends to be where roughly 80 percent of our volume is. So what we’ve got is a bit of a mix issue, in terms of the ability to mitigate the true lead impact across the transportation business, because of the disproportionate — I would say mix — between OE and aftermarket. So the fact that we are increasing our OE share, obviously, is another step toward mitigating the exposure to lead.

     Questioner No. 4 cont’d

     Okay and just lastly, in bridging your revenue from last year to this year for the quarter, it looks like currency had the largest impact. Lead escalators was about 15 million which I think is 2 to 3 percent. Can you just try to tie back to kind of your comments last quarter, in terms of price increases and help me explain why lead escalators and higher prices haven’t contributed to the top line more?

     Craig Muhlhauser - Exide Technologies - President, CEO

     I’ll ask Ian to sort of piggy-back with me. But in general lead escalators lag the market by 3 to 6 months depending on the contract and those escalators primarily are today in the OEM market and we’ve been implementing them in the aftermarket primarily in Europe, if you will. The U.S. has been very, very difficult to get real price increases due to the competition here. So the impact is when we are chasing lead from the 575 to the 675 in the first quarter and then lead moves to 763 in the second quarter, our ability to recover that in the quarter is virtually nonexistent. And I’ll let Ian give you some more background on the numbers there.

     Ian Harvie - Exide Technologies - VP, Controller

     Thanks Craig. Yes, you’re right in terms of the second quarter, we estimated the lead pricing impact on net sales was about 15 million. For the year-to-date — for the first 6 months, that number was about 19 million. So I think it shows that trend. So it’s 4 million in the first quarter 11 million in the second and as Craig and Tim had both mentioned in our preliminary remarks because of the lags and the timing and pricing actions that we have put in place, we expect those pricing recoveries to be greater in the second half.

     Questioner No. 4 cont’d

     I think you said it was like 60 percent first quarter — this quarter is 30 to 40. Do you have an estimate of what percentage pass-through we should expect in the second half?

     Ian Harvie - Exide Technologies - VP, Controller

     I think given the volatility and the customer acceptance around those levels I think other than indicating that we clearly believe with the actions we’ve got in place that our recoveries would be higher. I wouldn’t want to sort of hold myself to a specific recovery level.

Operator

     Announces Questioner No. 5.

     Questioner No. 5

     It’s Eric Enget at Sandell. And my question — I have a bunch of questions but my first one is with regard to the comments you made earlier on — you’re having a competitive disadvantage during bankruptcy by the inability to hedge. How would you categorize some of your competitors — specifically JCI and EnerSys — in their hedging strategies and what your views are in terms of when those hedges roll off and when you will be on equal footing with them, from a competitive advantage point-of-view on the pricing side?

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

     Craig Muhlhauser - Exide Technologies - President, CEO

     I would like not to speculate on either JCI’s or EnerSys’s hedging strategy at this point frankly.

     Questioner No. 5 cont’d

     It seems like they were able to absorb more of the — pass along more of the lead increase and you were not. My question is, now that you can hedge, at what point do you think you’ll be on equal footing?

     Craig Muhlhauser - Exide Technologies - President, CEO

     I think as we begin to get toward the beginning of next calendar year.

     Questioner No. 5 cont’d

     So in the March quarter? Okay. The second question I had is, you mentioned some of the other initiatives that are underway at the Company — plant closures, headcount cuts and logistics cost savings that you’re implementing to try and offset some of the lead impact. And you’re indicating that in the back half of the year, that ought to start to flow through the numbers. Can give us some sense for the order of magnitude of how much that EBITDA impact will be?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Let me ask Ian Harvie to just give you a brief summary of the restructuring initiatives and when that begins to roll through.

     Ian Harvie - Exide Technologies - VP, Controller

     Thanks Craig. As Craig has mentioned earlier on this call, we have finalized the closures of the three industrial plants in Europe that were part of our plan for this year. That’s Malpica in Spain, Weiden in Germany and Casalnuovo in Italy. We really didn’t see tremendous benefit of those actions in the first half with some startup issues as we were transferring production around. But clearly, we now expect the full benefit of those actions to come through in the second half. I think we had also referred to additional headcount reduction programs that we’re working through. Year-to-date, year-on-year our SG&A manufacturing sort of costs are up or down prior year by about 20 million and we expect further improvement in that process. I think we also have the full year benefit of our industrial consolidation efforts that we had commenced last year. Those industrial consolidation efforts were both headcount and facility consolidation as we combine the Motive and Network Power businesses. Lastly, on the freight and logistics side, we’ve recently completed the implementation of a new freight system, Manugistics, and clearly we’re looking towards some reasonably significant savings around freight optimization as we look at routing of shipments around the network in the second half.

     Questioner No. 5 cont’d

     So if one were to try and build an EBITDAR bridge off of the 181 million in fiscal ‘04, can you give us a range — just order of magnitude — of what these initiatives could end up contributing, in terms of additional EBITDA?

     Ian Harvie - Exide Technologies - VP, Controller

     In the second half, we would look at those savings on a second half basis contributing in the range of 15 to $20 million.

     Questioner No. 5 cont’d

     15 to 20 million for the six month period.

     Ian Harvie - Exide Technologies - VP, Controller

     Yes.

     Questioner No. 5 cont’d

     One last question goes to the balance sheet. This Company, if you look at receivables, plus inventories, minus payables has on the order of 700 to 750 million of cash tied up in working capital. And my specific question to that is, has the Company explored options such as an Accounts Receivable securitization to try and unlock some of that cash and improve the Company’s liquidity position?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Let me ask Tim Gargaro to answer that, please.

     Tim Gargaro - Exide Technologies - CFO

     I think the answer is we are in the process of exploring some of those alternatives currently as we are focusing on driving down some other issues which are symptomatic which is our dock-to-dock time in our supply chain and you know, in the inventory side and the terms on the receivables side. So we’re working on all fronts. And we have those measures in front of all of our operating people. They know them and they’re focused on them. I don’t think — to my — and I’m happy about that. It’s not that I feel I have to get that information out to people.

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

     Questioner No. 5 cont’d

     And also, as a follow-up, is employee and management compensation tied to achieving those metrics?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Yes, it is tied to operating cash flow.

     Questioner No. 5 cont’d

     Just as a follow-up on the other element of working capital on the payable side, at what point should we start to see normalization of trade credit from the vendors, as we have now emerged from bankruptcy about 6 months ago.

     Craig Muhlhauser - Exide Technologies - President, CEO

     Difficult to speculate. Obviously, we’re working through a difficult period with lead prices. So I would rather not speculate, other than to say we’re very aggressively pursuing what seems to be the one limiting item, which is credit insurance that these suppliers can get to support our receivables. And we’re doing that as we speak.

     Questioner No. 5 cont’d

     Just one last question, going back to the receivable securitization. From a quality of receivables point-of-view, I noticed that the provision for bad debt against the gross numbers only $25 million. Would you — how would you characterize the quality of receivables and hence your ability to obtain a securitization on reasonable terms?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Let me ask Ian Harvie to handle that. That I’m going to ask you — we’re going to have to move on.

     Ian Harvie - Exide Technologies - VP, Controller

     I think on the quality of receivables, we’re very comfortable in terms of the realizability and recoverability.

     Questioner No. 5 cont’d

     I’ll follow up with Tim later on.

Operator

     Announces Questioner No. 6

     Questioner No. 6

     Hi, good morning. I think in your comments you stated that you had a small shortage which contributed to an increase to spot exposure in Q2. Can you quantify the impact of the smelter shortage in Q2. Are you excluding the shortage. What would’ve been the net-net impact in the quarter?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Roughly 5 to 6 million U.S. dollars.

     Questioner No. 6 cont’d

     Okay, you also mentioned earlier you were ineffective in offsetting some of the net impact, given the increase of lead quarter-over-quarter. Once again can you quantify some of the measures you have taken in each of the two businesses? Basically I’m trying to figure out what seems to be the upper limit on what you’re able to pass on.

     Craig Muhlhauser - Exide Technologies - President, CEO

     We have been implementing base price increases, lead price escalators in general throughout the world. The more difficult segments to obtain price recovery are the Network Power segment, largely due to the impact of overcapacity and very strong I would say consolidated purchasing power at the OEMs and the role of Internet auctions and Asian competition. The other market that’s very difficult would be the North American aftermarket and the European aftermarket, primarily due to the fact there’s the combination of overcapacity in the European market and the fact that our competition, in general, is fairly well-hedged and that includes the smaller competitors. So it’s creating a tough economic environment.

     Questioner No. 6 cont’d

     So, what would you say is the upper limit? Once lead gets to — as we’ve seen, it’s sort of exceeded 900. I mean is it — is that (Multiple Speakers) ?

     Craig Muhlhauser - Exide Technologies - President, CEO

     We’d say much above the ¬675, it gets very difficult — speaking frankly. And then if you look back, that may be where these companies — our competitors — are hedged better than we are. Now, you should realize that when you get into large project orders or it’s not always consistent across the geographies on how pricing actions are being implemented. But that is the general rule, I’d say.

Operator

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

     Announces Questioner No. 7

     Questioner No. 7

     Quick question — you commented and I guess I didn’t get good notes. You were talking about market share. And I believe you said that you didn’t believe that you had lost any significant market share. I’m just wondering if 80 percent of your business is aftermarket and it’s 90 percent of Johnson’s and they have 10 percent unit volumes, that didn’t impact you?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Again, our business is roughly 80 percent on a unit volume basis aftermarket. And I believe their business is much stronger on the OE side than our’s is today. They’ve got some concentrated market positions, due to their acquisitions in Europe. And, therefore — so the mix of OEM and aftermarket at Johnson Controls would be — I would estimate it to be less than our sort of 20-80 mix.

     Questioner No. 7 cont’d

     Less — you’re saying they have less than you in the aftermarket?

     Craig Muhlhauser - Exide Technologies - President, CEO

     No, they have more — I would say they have a higher OEM mix than we do.

     Questioner No. 7 cont’d

     Okay, then that’s my mistake. Second question, if we could just look at gross margin. Looking at — using round numbers — down from 22 percent to 15 percent. And I know about half of that deterioration or so is in your unrecovered lead. Could you discuss what the rest of it is?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Sure — I mean let me ask Ian Harvie to do that.

     Ian Harvie - Exide Technologies - VP, Controller

     Yeah, most of it actually — I’m not sure what numbers you’re looking at but most is lead, it’s more than half — it’s the predominant piece.

     Questioner No. 7 cont’d

     I’m just looking at the gross margin in the quarter — 95 million versus 126. So I see a deterioration of — on a percentage basis (Multiple Speakers)

     Ian Harvie - Exide Technologies - VP, Controller

     So, that’s 29 million or thereabouts right, for that delta (multiple speakers)

     Questioner No. 7 cont’d

     Yeah, at 29 plus the contribution margin from higher sales of 50, which would be 20, which would be another 10. So yeah, we’re talking about deterioration of over 40 I guess, or right around 40.

     Ian Harvie - Exide Technologies - VP, Controller

     The unrecovered less — lead cost impact that we disclosed in our 10-Q for the half was $26 million which is basically.

     Questioner No. 7 cont’d

     I’m looking at the quarter and I thought it was about 25 for the quarter.

     Ian Harvie - Exide Technologies - VP, Controller

     Let me correct myself. $26 million for the quarter is the number that we had in the 10-Q.

     Craig Muhlhauser - Exide Technologies - President, CEO

     It’s 40 million for the half.

     Ian Harvie - Exide Technologies - VP, Controller

     Yeah, 40 million for the half, 26 million for the quarter at the gross margin level — that’s taking into account the higher sales base that’s driven by currency and pricing.

     Questioner No. 7 cont’d

     Maybe I’m missing something. Even if I add that 26, back you’re at a margin of about 18.8, versus 21.6 a year ago. So roughly 3-point deterioration.

     Ian Harvie - Exide Technologies - VP, Controller

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

     Maybe I’m not understanding the question. I think we should probably have to take it offline (Multiple Speakers)

     Craig Muhlhauser - Exide Technologies - President, CEO

     Why don’t we take it offline and let you (Multiple Speakers)

Operator

     Announces Questioner No. 8

     Questioner No. 8

     Hey guys. Can I get an idea of the forward hedging philosophy now, given where prices are now? Is it the kind of situation where it’s done predominantly with forward, so that the delta up-and-down is 100 percent? Or are you using an options-based strategy and what is the forward outlook for lead prices at this point?

     Ian Harvie - Exide Technologies - VP, Controller

     At this point in time, the only real instrument that we’re using is forwards. We haven’t used any options at this point in time. Forwards is the strategy. I think sort of on a going-forward basis, as I had indicated earlier, we have about one-third of our needs in Europe hedged in the second half, managing through I’ll call it a collateral need, in terms of those hedging positions clearly — I think as a Company, we would like to be better hedged at this point in time. And that’s our continued goal as we move forward.

     Questioner No. 8 cont’d

     And is the third kind of a normal level? Or are you anticipating a drop, therefore, kind of light on your forward hedge?

     Ian Harvie - Exide Technologies - VP, Controller

     The third is where we are today.

     Craig Muhlhauser - Exide Technologies - President, CEO

     Think we’d like to do some more. Basically, obviously, there’s collateral requirements. So I think we’d talk about hedging about half of our forward requirements for on the 6-month basis.

     Questioner No. 8 cont’d

     Okay, great — next question, in terms of the aftermarket sales, can you give us kind of the breakout of the main sale segments, that those sales are going to in terms of is that Wal-Mart or Pep Boys or AutoZone — where are they predominant channels for that aftermarket?

     Craig Muhlhauser - Exide Technologies - President, CEO

     The primary channels would be mass merchandisers, auto parts retailers, what I’ll call wholesale distributors and then kind of the general small garage kind of markets. There’s no fast hitters or depending on where you are.

     Questioner No. 8 cont’d

     And you’re obviously a price taker in all those markets, so it’s just a commodity product that you’re a price taker competing on cost versus your competitors?

     Craig Muhlhauser - Exide Technologies - President, CEO

     It depends — in North America a large part of our sales are private label. So where we don’t have any brand equity, it’s more difficult to get price. But in Europe, we have a stronger brand position and we have a higher percentage of what I call branded product. So our leverage will be branding as well as merchandising support and to a lesser extent what I’ll call product performance. I’d like to take maybe two more questions, operator.

Operator

     Announces Questioner No. 9

     Questioner No. 9

     I have two related questions dealing with corporate governance issues. You needed amendments to the bank agreement recently. I haven’t seen an 8-K filing concerning that. But I got rumors from some customers who told me that this was being negotiated. It’s a material event. But I didn’t see any 8-K. So, only the people who had access to the roamers acted on it. And also in September, the Board apparently terminated the contracts of two officers identified as executive officers in the 10-K and there was only an 8-K filing for this material event 6 days afterwards. I think really this is serious question of corporate governance.

     Craig Muhlhauser - Exide Technologies - President, CEO

     Let me ask Stuart Kupinsky, our General Counsel to reply.

     Stuart Kupinsky - Exide Technologies - General Counsel

     We believe we complied with all applicable SEC laws and I would be happy to walk you through, offline, the filings we made.

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Final Transcript

XIDE - Q2 2005 Exide Earnings Conference Call

     Questioner No. 9 cont’d

     Well, certainly no 8-Ks.

     Stuart Kupinsky - Exide Technologies - General Counsel

     We believe we have complied with all the applicable rules in each case.

     Questioner No. 9 cont’d

     Uh huh. That’s it for me.

     Craig Muhlhauser - Exide Technologies - President, CEO

     One more question please.

     Operator

     Announces Questioner No. 10

     Questioner No. 10

     Good morning, can you give us a sense for where you think your debt level might be at the end of your fiscal year?

     Craig Muhlhauser - Exide Technologies - President, CEO

     Let me ask Ian Harvie to do that.

     Ian Harvie - Exide Technologies - VP, Controller

     Yes, I can cover it. I think, our fourth-quarter second half is normally a strong cash generation period. So our expectation at this point in time at the end of the fiscal year that we wouldn’t be borrowing under our revolver arrangement, except for sort of lags of credit positions that we have outstanding.

     Questioner No. 10 cont’d

     Are you giving us that sense of magnitude — what’s drawn now might be net generated cash? Or could it be better than that?

     Nicholas Iuanow - Exide Technologies - VP, Treasurer

     Traditionally we generate most of our cash in the second half of the year. And we’d expect that to be the case during this second half. So with that we will pay down the revolver debt at a minimum.

     Questioner No. 10 cont’d

     Okay and back to that working capital question. I think you referred to the possibility of doing some type of securitization. I just want to clarify. Is there the ability to just reduce the amount of capital tied up in inventory and receivables?

     Craig Muhlhauser - Exide Technologies - President, CEO

     In the area of — let’s start with the receivables area. In the U.S., we operate at roughly 50-plus days. In Europe we operate on the order of 80 days. By and large most of those receivable balances are not overdue. In general, we’re fairly current. So the challenge becomes one of the structural changes we’d have to make with our customers in Europe, in terms of the buying patterns of countries like Italy, Spain, France. Obviously, it’s driven by competition. So I would say there’s limited ability on the receivable front unless we can change the way people buy from us and the competitors would have to follow. On the inventory front, there’s always opportunity for improvement and that is where our continuing emphasis is. And that is the combination of improving our build to schedule performance, our quality, our reduction in lead times, as well as the ability to keep our equipment well-maintained and running. So we look forward to further improvements throughout the second half, in terms of reducing our inventory balances throughout the world.

     Craig Muhlhauser - Exide Technologies - President, CEO

     I would like to just thank everybody for their time and encourage everybody if they have got questions that we were unable to get to if they would please call Nick Iuanow and our IR group with Abernathy McGregor, because obviously a major part of our strategy is to improve communications with all of our constituency. And we very much appreciate your attention and look forward to our next conference call. Thank you very much.

Operator

     Thank you ladies and gentlemen. You may disconnect your lines at this time.

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Final Transcript

XIDE — Q2 2005 Exide Earnings Conference Call

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